CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this Registration Statement of our report, dated November 22, 2000, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern on the financial statements of iGoHealthy.com, Inc. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 8, 2001